                                                                  EXECUTION COPY


                  PLEDGE AND ESCROW AGREEMENT, dated as of November 15, 1999
            (this "Agreement"), between SOVEREIGN BANCORP, INC. (the "Company") and HARRIS TRUST AND SAVINGS BANK, as escrow agent (the "Escrow Agent") and as trustee under the Indenture described herein (the "Trustee").


            This Agreement is being entered into in connection with the Underwriting Agreement dated November 9, 1999, between the Company and the Underwriters named therein, and the Indenture dated as of February 1, 1994 (the "Existing Indenture"), between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated as of November 15, 1999 (the "Supplemental Indenture", and together with the Existing Indenture, the "Indenture") governing the Company's 10.25% Senior Notes due 2004 (the "2004 Notes") and the Company's 10.50% Senior Notes due 2006 (the "2006 Notes", and together with the 2004 Notes, the "Notes"). Capitalized terms which are used but not defined herein have the respective meanings specified in the Indenture.

            Concurrently with the execution and delivery of this Agreement, the Company will cause the delivery to the Escrow Agent, for deposit into the Account described herein, the net proceeds from the Notes offering, together with other funds (such proceeds, and all other moneys and investments deposited therein at any time together with all investments thereof made in accordance with this Agreement and all earnings thereon, the "Escrowed Funds"), in an aggregate amount sufficient to pay 102% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, on the Notes assuming the Special Mandatory Redemption occurs on August 15, 2000 (such date the "Assumed Redemption Date" and such amount the "Special Redemption Payment Amount") after giving effect to the expected earnings on the Eligible Investments to be made in accordance with the Company's irrevocable instructions to the Escrow Agent (attached hereto as Exhibit C).

            The Escrowed Funds will be used in accordance with the terms of this Agreement either:

         (A) to fund, in part, the acquisition contemplated by the Purchase and Assumption Agreement dated as of September 3, 1999 (the "Asset Purchase Agreement"), among the Company and Sovereign Bank, as purchasers, Fleet Financial Group, Inc., Fleet National Bank, Fleet Bank-NH and BankBoston, N.A., as sellers (collectively, the "Sellers"), pursuant to which the Company has agreed to acquire approximately $12 billion of deposits, approximately $8 billion in loans and 268 bank branches (the "Acquisition"); or

         (B) to pay for the purchase of Notes purchased by the Company pursuant to a Special Mandatory Redemption required by paragraph 8 of the Notes and Article III of the Supplemental Indenture.

         The Escrowed Funds will also be used to pay interest on the Notes, if applicable, on May 15, 2000; and to pay to the Company, at its election, pursuant to Section 2 (d), Escrowed Funds in excess of the Special Redemption Payment Amount.

         Accordingly, the parties hereto agree as follows:

         1.       Delivery, Acceptance and Investment of Escrowed Funds.

         (1) The Account. (i) The Company has requested the Escrow Agent to establish and maintain an account entitled Sovereign Bancorp, Inc. Senior Notes Escrow Account (the "Account"). The Company hereby agrees to cause the Escrowed Funds to be deposited into the Account. Any income received with respect to the balance from time to time standing to the credit of the Account, including any interest or capital gains on Eligible Investments, shall remain, or be deposited, in the Account, subject to the provisions of Section 2(d) below. All right, title, and interest in and to the cash amounts on deposit from time to time in the Account together with any Eligible Investments from time to time made pursuant to subsection (c) of this Section shall be vested in the Company, subject to the security interest granted herein to the Trustee. The Escrow Agent shall release the amounts at any time on deposit in the Account in accordance with Section 2 of this Agreement.

         (ii) The parties hereby agree that Escrowed Funds shall be held by the Escrow Agent on behalf of the Company, subject to the security interest granted herein to the Trustee, and in order to secure the performance of all the obligations of the Company under this Agreement and under paragraph 8 of the Notes and pursuant to Article III of the Supplemental Indenture, the Company hereby grants to the Trustee, for the benefit of the holders, a security interest in the Escrowed Funds. The Escrow Agent shall act as the agent of the Trustee for the purpose of perfecting the Trustee's security interest in the Account and the Escrowed Funds.

         (2) Escrow Agent Undertakings. The Account shall be maintained at all times by the Escrow Agent in a segregated account and, in accordance with its obligations, the Escrow Agent shall make distributions therefrom pursuant to this Agreement. The Escrow Agent agrees to act as securities intermediary (as defined in the New York Uniform Commercial Code ("UCC")) with respect to the Account. The Company and the Trustee hereby acknowledge that the Escrow Agent shall act as securities intermediary with respect to the Account and pursuant to this Agreement.

                  (1) The Escrow Agent hereby agrees and confirms that (i) the Escrow Agent has established the Account as set forth in Section 1(a),
         (ii) the Account is and will be maintained as a "securities account" (within the meaning of Section 8-501 of the UCC), (iii) the Company is the sole "entitlement holder" (within the meaning of Section 8-102(a)(7) of the UCC) in respect of the "financial assets" (within the meaning of Section 8-102(a)(9) of the UCC) credited to the Account,
         (iv) all property delivered to the Escrow Agent pursuant to this Agreement or any other operative document will be held by the Escrow Agent and promptly credited to the Account by an appropriate entry in its records in accordance with this Agreement, (v) all "financial assets" (within the meaning of Section 8-102(a)(9) of the UCC) in registered form or payable to or to the order of and credited to the Account shall be registered in the name of, payable to or to the order of, or indorsed to, the Escrow Agent or in blank, or credited to another securities account maintained in the name of the Escrow Agent, and in no case will any financial asset credited to the Account be registered in the name of, payable to or to the order of, or indorsed to, the Company except to the extent the foregoing have been subsequently indorsed by the Company to the Escrow Agent or in blank and (vi) the Escrow Agent shall not change the name or account number of the Account without the prior written consent of the Trustee and the Company.

                  (2) The Escrow Agent agrees that each item of property credited to the Account shall be treated as a "financial asset" within the meaning of Section 8-102(a)(9) of the UCC.

                  (3) If at any time after the Escrow Agent receives the notice described in paragraph 2(b) hereof, the Escrow Agent shall receive any "entitlement order" (within the meaning of Section 8-102(a)(8) of the UCC) or any other order from the Trustee acting in accordance with this Agreement, directing the transfer or redemption of any financial asset relating to the Account or of any cash or other property credited to the Account, the Escrow Agent shall comply with such entitlement order or other order without further consent by the Company or any other Person. The parties hereto hereby agree that the Trustee shall have "control" (within the meaning of Section 8-106(d) of the UCC) of any "security entitlement" (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the financial assets credited to the Account.

                  (4) In the event that Escrow Agent has or subsequently obtains by agreement, operation of law or otherwise a lien or security interest in the Account or any security entitlement credited thereto, the Escrow Agent agrees that such lien or security interest shall be subordinate to the lien and security interest of the Trustee. The Account and all financial assets, cash and other property standing to the credit of the Account will not be subject to deduction, set-off, banker's lien or any other right in favor of any Person other than the Company and the Trustee and the Escrow Agent for the benefit of the Trustee (except with respect to the face amount of any checks which have been credited to the Account but are subsequently returned unpaid because of uncollected or insufficient funds).

                  (5) The Escrow Agent has not entered into any agreement with respect to the Account or any financial assets, cash or other property credited to the Account other than this Agreement. The Escrow Agent has not entered into any agreement with any other Person purporting to limit or condition the obligation of the Escrow Agent to comply with entitlement orders originated by the Trustee in accordance with Section 1(b)(iii) hereof. In the event of any conflict between this Agreement or any other document or agreement now existing or hereafter entered into in connection with the Indenture, the terms of this Agreement shall prevail.

                  (6) Except for the claims and interest of the Company and the Trustee in the Account, the Escrow Agent does not know of any claim to, or interest in, the Account or in any financial asset, cash or other property credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Account or in any financial asset credited thereto, the Escrow Agent will promptly notify the Trustee and the Company thereof.

                  (7) The rights and powers granted by the Trustee to the Escrow Agent have been granted in order to perfect the Trustee's lien and security interests in the Escrowed Funds and the Account, are powers coupled with an interest and will neither be affected by the bankruptcy of any person nor the lapse of time.

                  (8) This Agreement and the Account (including all security entitlements relating thereto) shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, the "securities intermediary's jurisdiction" of the Escrow Agent with respect to the Account is the State of New York.

         (3) Eligible Investments. Amounts on deposit in the Account shall be invested and re-invested within five Business Days of the last Business Day of each calendar month through July 31, 2000 in Eligible Investments (as hereinafter defined), subject to receipt of the certificate provided for in
Section 2(f), at the direction of the Company, which Eligible Investments shall be held in the name and be under the control of the Escrow Agent; provided, however, that, if a Default has occurred and is continuing, the Company shall no longer have the right to determine such investment and re-investment, and such determination shall be made by the Trustee. Notwithstanding the foregoing, the Company shall deliver on the date hereof irrevocable instructions to the Escrow Agent (attached hereto as Exhibit C) to purchase Eligible Investments within two Business Days following the date hereof such that the Escrowed Funds shall be sufficient to pay interest on the Notes, when due, and the Special Redemption

Payment Amount on the Assumed Redemption Date. If the Escrow Agent is not instructed or is unable to purchase the Eligible Investments as directed in the irrevocable instructions attached hereto, the Escrow Agent shall temporarily invest the Escrowed Funds in Eligible Investments as directed by the Company until the earliest such time the Escrow Agent can carry out the instructions attached hereto.

         Escrowed Funds may only be invested in Eligible Investments which shall mature at such time and in such amounts as is necessary to pay interest on the Notes, when due, and in any event shall mature on or prior to the Assumed Redemption Date.

          For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  "Eligible Investments" means any of the following: (i) investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof; (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
         Act)); (iii) repurchase obligations with a term of not more than 60 days for (x) underlying securities of the types described in clause (i) above, or (y) underlying agency, asset backed, mortgage backed or corporate securities maturing within 365 days of the date of deposit into escrow and rated AAA or the equivalent thereof by at least one of S&P or Moody's, in either case, entered into with (a) a bank meeting the qualifications described in clause (ii) above, or (b) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's and "A-1" (or higher) according to S&P; and (v) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the Company's option, provided that: (a) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and (b) such obligations mature within 180 days of the date of acquisition thereof.

                  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Company's option.

         (4) The obligation and liability of the Escrow Agent to make the payments and transfers required by this Agreement shall be limited to the Escrowed Funds and any other moneys on deposit with it pursuant to this Agreement, including any interest accruing thereon. The Escrow Agent shall not be liable for any loss resulting from any investment made pursuant to this Agreement, including but not limited to losses resulting from the sale or depreciation in the market value of such investments, except to the extent such loss results from the gross negligence or willful misconduct of the Escrow Agent. The Escrow Agent may use its own bond department to execute, purchase and consummate sales of Eligible Investments.

         2. Release of Escrowed Funds; Termination of this Agreement. Each of the parties hereto agree that the Escrowed Funds shall be released by the Escrow Agent from the Account only in accordance with this Section 2 and under no other circumstance.

         (1) If the Escrow Agent receives (i) a written notice from the Company (which notice shall be concurrently delivered to the Trustee as required by paragraph 8 of the Notes) that the closing of the Acquisition is scheduled to occur on or prior to July 31, 2000, and (ii) an officers' certificate substantially in the form of Exhibit A hereto, signed by any of the Chief Executive Officer or President and the Chief Financial Officer or Principal Accounting Officer of the Company certifying to the Escrow Agent as to the matters specified in Exhibit A hereto, the Escrow Agent shall promptly sell, transfer, liquidate or otherwise dispose of, or deal with, all cash, proceeds and investments in the Account, all in accordance with the written instructions of the Company set forth in such officer's certificate, and the Escrow Agent shall transfer or release all cash proceeds and investments held in the Account to the Company, or, upon the direction of the Company, as the Company shall specify in such officers' certificate. Nothing shall be construed to preclude the Company from presenting the certifications required by clause (1) or (2) of the officers' certificate as a result of the Company (i) having engaged in a series of closings with respect to the Acquisition with the final closing of the Acquisition occurring on or prior to the date of release of the Escrowed Funds and/or (ii) being then engaged in or having been engaged in a series of systems conversions, provided that such certificate states that such multiple closings or multiple systems conversions do not have a material adverse effect on Noteholders.

         (2) If at any time the Escrow Agent receives a written notice from the Company specifying (i) that the Company is required to make a Special Mandatory Redemption pursuant to paragraph 8 of the Notes, (ii) the date fixed for the Special Mandatory Redemption pursuant to paragraph 8 of the Notes, and (iii) the amount to be paid in connection with the Special Mandatory Redemption, the Escrow Agent shall receive cash from the Company in an amount sufficient to pay the Special Redemption Payment Amount or sell, transfer, liquidate or otherwise dispose of all investments in the Account, in either event, no later than the third Business Day prior to the Special Mandatory Redemption, all in accordance with the written instructions of the Company. On or before the date of the Special Mandatory Redemption, the Escrow Agent shall release all cash, proceeds and investments held in the Account as follows: first, Escrowed Funds shall be released to the Paying Agent on the Business Day prior to the date fixed for the Special Mandatory Redemption specified in the Company's notice to the Escrow Agent in an amount equal to the amount to be paid in connection with such Special Mandatory Redemption, and second, all remaining funds, cash, proceeds and investments shall be paid to the Company.

         The Company shall also provide a certificate of a nationally recognized firm of independent accountants selected by the Company or such other firm of independent accountants acceptable to the Underwriters (as defined herein) within five Business Days of delivery by the Company of the notice regarding a Special Mandatory Redemption as required by Article III of the Supplemental Indenture setting forth (i) a calculation of the amount of cash that will be available to the Escrow Agent following the liquidation of investments set forth in the preceding paragraph, based on the Escrowed Funds then held with the Escrow Agent, without any reinvestment thereof or sale prior to maturity, on the third Business Day prior to the date fixed for such Special Mandatory Redemption and (ii) a calculation of the amount payable on the date fixed for such Special Mandatory Redemption. If such certificate reveals that the amount of cash so available, together with the Fair Market Value (as calculated by such independent accountants based on quotations received from two or more dealers in such Eligible Investments who are unaffiliated with the Company) of any Eligible Investments in the Escrowed Funds that will not mature on or prior to the Business Day prior to the date fixed for such Special Mandatory Redemption, will be insufficient to pay the amount of the Special Mandatory Redemption on the date fixed for such Special Mandatory Redemption, then the Company shall within one Business Day after receipt by the Escrow Agent of such notice, deposit with the Escrow Agent an amount of cash that, without reinvestment, equals the amount of such deficiency.

         (3) If the events specified in paragraph (a) or (b) of this Section have not occurred prior to May 13, 2000, then the Escrow Agent shall to the extent necessary liquidate investments in the Account and release the proceeds thereof and cash therein (such liquidation and release of cash to be in a manner to be directed by the Company in writing unless a Default exists, in which case to be in a manner to be directed by the Trustee in writing) to the Trustee on May 14, 2000 to make the interest payment to Noteholders due on May 15, 2000, in an amount equal to $10,250,000 for the 2004 Notes and in an amount equal to $26,250,000 for the 2006 Notes. Notwithstanding the foregoing, nothing in this
Section 2 shall preclude the Company from depositing with the Escrow Agent, for deposit in the Account, cash or investments sufficient to pay the interest on the notes on May 15, 2000, in which event the Escrow Agent shall not liquidate any investments or otherwise take any action with respect to the Escrowed Funds not directed by the Company pursuant to this Agreement.

         (4) Unless a Default exists, in the event that on the last Business Day of any month prior to August 1, 2000, (each such day, a "Release Date"), the Escrowed Funds exceeds the Special Redemption Payment Amount, upon the presentation by the Company within five Business Days of such last Business Day of the month, at its election, of a certificate provided for in Section 2(f) and an officer's certificate substantially in the form of Exhibit B hereto, signed by any of the Chief Executive Officer, President, Chief Financial Officer and Principal Accounting Officer certifying to the Escrow Agent as to matters specified in Exhibit B hereto, then the Escrow Agent shall release amounts to the Company in a manner to be directed by the Company, to the extent of such excess, provided that for purposes of making a calculation of any such excess, Eligible Investments shall have the Fair Market Value (as calculated by such independent accountants based on quotations received from two or more dealers in such Eligible Investments who are unaffiliated with the Company) of such Investments on the close of business two Business Days prior to such Release Date.

         (5) Upon the occurrence of the events specified in paragraph (a) or (b) of this Section and the release of all Escrowed Funds in the manner specified in such paragraph, this Agreement shall automatically terminate.

         (6) The Company shall deliver to the Escrow Agent, in conjunction with but prior to each deposit under Section 1(a) or 2(b), or an investment in any Eligible Investment pursuant to Section 1(c) or a release of any funds pursuant to Section 2(d), a written statement, certified as to its mathematical accuracy by a nationally recognized firm of independent accountants selected by the Company or such other firm of independent accountants acceptable to the Underwriters, setting forth a calculation showing that the amount of cash that would be available to the Escrow Agent based on the Escrowed Funds that would be held by the Escrow Agent (after giving effect to any such deposit, investment or release, if applicable) taking into account scheduled maturities of and scheduled payments of interest on the Eligible Investments included in the Escrowed Funds and any purchase of Eligible Investments to be made with the proceeds of such deposit or any other Escrowed Funds held in the Account, would be a least equal to the Special Mandatory Redemption Amount, at the time contemplated by the definition thereof (provided that, if a date for the Special Mandatory Redemption has been established at the time such statement is delivered, the amount required to pay the Special Mandatory Redemption shall be based on the date fixed for such Special Mandatory Redemption instead of the Assumed Redemption Date). At any time such a certificate is delivered, in the event such certificate indicates any deficiency of Escrowed Funds, then the Company shall within one Business Day after receipt by the Escrow Agent of such certificate, deposit with the Escrow Agent an amount of cash that equals the amount of such deficiency. The Escrow Agent shall be under no obligation to independently confirm the calculations contained in, or the conclusions reached by, such statement.

         3.       Reliance on Information Supplied.

         Upon execution of this Agreement, the Company shall provide to the Escrow Agent a Certificate of Incumbency signed by the Secretary of the Company, indicating opposite the signature of each the identity of the Chief Executive Officer, President, the Chief Financial Officer and Principal Accounting Officer of the Company, certifying that such persons have been duly elected and have qualified to serve and indicating that such persons are the officers authorized to present a certificate as described in Section 2 of this Agreement. The Company shall update its Incumbency Certificate, as necessary, prior to presenting any certificate pursuant to Section 2.

         The Escrow Agent may rely on the contents of any certificate furnished pursuant to Section 2 hereof without making any independent verification; provided, however, that in the case of any certificates furnished to the Escrow Agent, the Escrow Agent shall examine such certificates to determine whether or not they conform to the requirements of this Agreement.


         4.       Indemnity.

         The Company agrees to indemnify the Escrow Agent, and its officers, directors, employees and agents for, and to hold it and each of them harmless against, any loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the cost and expenses of defending itself against any claim of liability; provided, however, that the Company will not be liable for indemnification or otherwise for any loss, liability or expense to the extent arising out of the gross negligence, willful misconduct or bad faith of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by the Company. The agreement of the Company set forth in this Section shall survive the termination of this Agreement and the payment of all amounts hereunder.


         5.       Modifications, Waivers and Amendments.

         The Escrow Agent shall not be bound by any modification, amendment, termination (except as provided in Section 2 hereof), cancelation, rescission or supersession of this Agreement unless the same shall be in writing and signed by the parties hereto and Salomon Smith Barney Inc. and Lehman Brothers Inc. (the "Underwriters").

         6.       Concerning the Escrow Agent.

         (1) The Escrow Agent shall exercise the same degree of care toward the Escrowed Funds as it exercises toward its own similar property.

         (2) The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to have been signed or presented by the proper person, and shall not be liable to any party hereto in connection with the performance of its duties hereunder, except for its own gross negligence or willful misconduct. The duties of the Escrow Agent shall be determined only with reference to this Agreement and applicable laws, and the Escrow Agent is not charged with any knowledge of or any duties or responsibilities in connection with any other document or agreement. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in good faith in connection with the advice or opinion of such counsel.

         (3) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys.

         (4) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the Company at the address set forth herein or at such other address as the Company shall provide, at least 30 days prior to the date specified for such resignation to take effect. Upon the effective date of such resignation, all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to a successor escrow agent appointed by the Company with the consent of the Underwriters, which consent shall not be unreasonably withheld or delayed, provided that such successor escrow agent shall not be an Affiliate of the Company. If no successor escrow agent is appointed, the Escrow Agent may apply at the expense of the Company to a court of competent jurisdiction for such appointment. The successor Escrow Agent is not required to be the same entity as the Trustee under the Indenture.

         (5) In the event that the Escrow Agent should at any time be confronted with inconsistent claims or demands to the Escrowed Funds, the Escrow Agent shall have the right, but not the duty at the expense of the Company, to interplead the parties in any court of competent jurisdiction and request that such court determine the respective rights of the parties with respect to the Escrowed Funds.

         (6) The Escrow Agent shall not be responsible in any manner for the validity or sufficiency of any property delivered hereunder.

         7.       Notices.

         All notices required to be given hereunder shall be in writing and shall be deemed given when received at the following addresses until such time as the parties hereto designate a different or additional address or addresses:

                  To the Company:

                           Sovereign Bancorp, Inc.
                           1130 Berkshire Boulevard
                           Wyomissing, Pennsylvania 19610
                           Attn:  Treasurer
                           Telephone:  (610) 320-8441
                           Facsimile:  (610) 320-8448

                  With a copy to:

                           Stevens & Lee
                           111 North Sixth Street
                           Reading, PA 19603
                           Attention:  Joseph M. Harenza

                  To the Escrow Agent:

                           Harris Trust and Savings Bank
                           311 W. Monroe, 12th Floor
                           Chicago, IL 60606
                           Attn:  Escrow Division/Marianne Tinerella
                           Telephone: (312) 461-2420
                           Facsimile: (312) 461-3525

                  To the Trustee:

                           Harris Trust and Savings Bank
                           311 W. Monroe, 12th Floor
                           Chicago, IL 60606
                           Attn:  Indenture Trust Division
                           Telephone: (312) 461-2908
                           Facsimile: (312) 461-3525

         8.       Fees and Expenses of the Escrow Agent.

         The Company hereby agrees to pay the Escrow Agent pursuant to Schedule I hereto.


         9.       Miscellaneous.

         (1) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

         (2) The Underwriters shall be third party beneficiaries of this Agreement and the provisions of this Agreement shall be for the benefit of, and enforceable by, the Underwriters.

         (3) This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute one agreement.

         (4) This Agreement shall be governed by the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         (5) The Company agrees to pay the Escrow Agent a fee in accordance with the fee schedule attached hereto as Exhibit D. Fees are payable in advance as Compensation for the ordinary administrative services to be rendered hereunder and the Company agrees to pay all expenses of Escrow Agent, including the indemnity provided in Section 4 hereof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of this 15th day of November, 1999.


                                       /s/ SOVEREIGN BANCORP, INC.,



                                       /s/ HARRIS TRUST AND SAVINGS BANK, as
                                           Escrow Agent,



                                       /s/ HARRIS TRUST AND SAVINGS BANK, as
                                           Trustee,

                                                                       EXHIBIT A





                          Form of Officers' Certificate
                                       of
                             Sovereign Bancorp, Inc.


         This Certificate is being delivered pursuant to Section 2(a) of the Pledge and Escrow Agreement, dated as of November 15, 1999 (the "Agreement"), between SOVEREIGN BANCORP, INC. (the "Company") and HARRIS TRUST AND SAVINGS BANK, as escrow agent (the "Escrow Agent") and as Trustee under the Indenture described therein. Capitalized terms which are used but not defined herein shall have the respective meanings specified in the Agreement. The undersigned officers of the Company hereby certify that:

         1. The Company simultaneously with the delivery of this Certificate and the release of the funds to the Company pursuant to provisions of Section 2(a) of the Agreement will fully complete the Acquisition in conformity in all material respects with the terms and with satisfaction of all material conditions of the Asset Purchase Agreement (after giving effect to any amendment, waiver or modification to any term or condition, which amendment, waiver or modification does not have a material adverse effect on Noteholders);

         2. The terms of the transactions entered into and the operations and assets and liabilities acquired and assumed in the Acquisition conform in all material respects to the descriptions thereof contained in the prospectus supplement for the 2004 Notes and the 2006 Notes dated as of November 9, 1999, subject only to any changes provided for, discussed or contemplated in such prospectus supplement; and

         3. If the Company has engaged in a series of closings (the final of which having occurred on or prior to the date hereof) or in a series of systems conversions with respect to the Acquisition, such series of closings or series of systems conversions do not have a material adverse effect on the Noteholders.

         The Escrow Agent is hereby directed to release immediately all cash, proceeds, and investments constituting Escrowed Funds to, or for the account of the Company, as follows:

         [ ___________________ *insert payment instructions]


         IN WITNESS WHEREOF, Sovereign Bancorp, Inc., through the undersigned officer, has signed this Certificate this day of .


                                      SOVEREIGN BANCORP, INC.,

                                          by
                                             ------------------------------
                                             Name:
                                             Title: [CEO or President]

                                      SOVEREIGN BANCORP, INC.,

                                          by
                                             ------------------------------
                                             Name:
                                             Title: [CFO or Principal Accounting
                                                     Officer]

                                                                       EXHIBIT B





                          Form of Officer's Certificate
                                       of
                             Sovereign Bancorp, Inc.


         This Certificate is being delivered pursuant to Section 2(d) of the Pledge and Escrow Agreement, dated as of November 15, 1999 (the "Agreement"), between SOVEREIGN BANCORP, INC. (the "Company") and HARRIS TRUST AND SAVINGS BANK, as escrow agent (the "Escrow Agent") and as Trustee under the Indenture described therein. Capitalized terms which are used but not defined herein shall have the respective meanings specified in the Agreement. The undersigned officer of the Company hereby certifies that:

         (1) As of [ ], the amount of Escrowed Funds (including the Fair Market Value of the Eligible Investments as determined pursuant Section 2(d) of the Agreement) plus anticipated earnings on the Eligible Investments (as set forth in the accountants certificate attached hereto and delivered pursuant to Section 2(f) of the Agreement) was $[ ] (the "Accumulated Amount").

         (2) The excess of the Accumulated Amount over the Special Mandatory Redemption Amount is $[ ] (the "Excess Amount").

         (3) As of the date of this Certificate, no Default (as defined in the Indenture) has occurred and is continuing.

         The Escrow Agent is hereby directed to release immediately the Excess Amount to, or for the account of the Company, as follows:

         [ ___________________ *insert payment instructions]


         IN WITNESS WHEREOF, Sovereign Bancorp, Inc., through the undersigned officer, has signed this Certificate this day of .


                                       SOVEREIGN BANCORP, INC.,

                                           by
                                                --------------------------------
                                                Name:
                                                Title: [CEO, President, CFO or
                                                Principal Accounting Officer]

                                                                       EXHIBIT C